EXHIBIT 99.1

FOR RELEASE June 19, 2012 at 7:30 a.m. ET

Palatin Technologies Announces Halting of

Phase I Clinical Trial of Obesity Compound

in AstraZeneca Research Collaboration

CRANBURY, NJ – June 19, 2012 – Palatin Technologies, Inc. (NYSE MKT: PTN) today announced that a Phase I clinical trial being conducted by AstraZeneca of AZD2820, a subcutaneously-administered peptide melanocortin-4 receptor partial agonist under development for the treatment of obesity, has been halted. AZD2820 is a clinical candidate under development by AstraZeneca from a collaborative research program with Palatin Technologies.

The Phase 1 clinical trial of AZD2820 was halted by the Safety Review Committee established by AstraZeneca after meeting a predefined stopping criterion. The stopping criterion was a serious adverse event. It is suspected that the subject may have had an allergic reaction following his first dose. The subject was treated at the clinical site and has fully recovered. A review and investigation of the incident has commenced.

“We are pleased that the subject has fully recovered from this unfortunate adverse event and we will work closely with our partner AstraZeneca to investigate the cause of this incident and the overall plans for the AZD2820 program,” said Dr. Carl Spana, President and Chief Executive Officer of Palatin. “AstraZeneca has confirmed their remaining commitment to the continued advancement of melanocortin agonists for treatment of obesity, including a number of collaboration compounds in various stages of preclinical testing.”

The phase I single center study, conducted by AstraZeneca, targeted enrolling 72 obese but otherwise healthy male subjects, with a body mass index between 30 and 35 kg/m2, in a randomized, single-blind, placebo-controlled, trial. Eleven subjects had completed their dosing regimen prior to the halting of the trial. The primary outcome of the study is to assess the safety, tolerability, pharmacokinetics and pharmacodynamics of AZD2820 after administration of multiple ascending doses. Another Phase 1 single ascending dose study of AZD2820 was finalized in 2011 without any reported serious adverse events.

Pursuant to the terms of the research collaboration and license agreement with AstraZeneca, Palatin is eligible for milestone payments upon achieving development and regulatory milestones and further payments on achievement of sales targets, in addition to royalties on sales of approved products. AstraZeneca has responsibility for product commercialization, product discovery and development costs.

About Obesity

Obesity is a global problem, with the World Health Organization estimating that over 1.5 billion adults are overweight and over 500 million are obese. Worldwide obesity has more than doubled since 1980. A number of different metabolic and hormonal pathways are being evaluated by companies around the world in efforts to develop better treatments for obesity. Scientific research has established that melanocortin receptors have a role in eating behavior and energy homeostasis, and that some melanocortin receptor agonists decrease food intake and induce weight loss in animal studies.

About the Collaboration Between AstraZeneca and Palatin Technologies

In 2007, Palatin Technologies entered into an exclusive research collaboration and license agreement with AstraZeneca to discover, develop and commercialize compounds that target melanocortin receptors. Active development work by Palatin under the collaboration portion of the agreement concluded in January 2010.

About Palatin Technologies

Palatin Technologies, Inc. is a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. For additional information regarding Palatin, please visit www.palatin.com.

About AstraZeneca

AstraZeneca is a global, innovation-driven biopharmaceutical business with a primary focus on the discovery, development and commercialisation of prescription medicines for gastrointestinal, cardiovascular, neuroscience, respiratory and inflammation, oncology and infectious disease. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com.

Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin Technologies, Inc. such as statements about clinical trial results, decisions by AstraZeneca with respect to further development efforts, potential actions by regulatory agencies including the U.S. Food and Drug Administration (FDA), regulatory plans, development programs, proposed indications for product candidates and market potential for product candidates, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, results of clinical trials, regulatory actions by the FDA and the need for regulatory approvals, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Palatin Technologies Investor Inquiries:	Palatin Technologies Media Inquiries:
Stephen T. Wills, CPA, MST	Carney Noensie, Burns McClellan
Chief Operating Officer / Chief Financial Officer	Vice President, Investor Relations
Tel: (609) 495-2200 / info@palatin.com	Tel: (212) 213-0006 / cnoensie@burnsmc.com